EXHIBIT 10.01


                           URANIUM ENERGY CORPORATION
                           __________________________


09/16/05

Mr. T. H. Ward, Jr.
Harry A. Moore Trust
1924 NW 157th St
Edmond, OK 73013-1428

RE:  Option to Acquire Drill Data currently owned by the Harry A. Moore Trust

Dear Mr. Ward:

I received the executed Option Agreement in Friday evening's mail (9/16/05) and am, by return mail, enclosing a check in the amount of five thousand ($5,000.00) dollars as the initial payment required by the Option Agreement.

Additionally, As per our phone conversation of September 13, 2005, It is mutually agreed, that as no Production Royalties are possible on prospects (leases) covered by drill data owned by the Trust, and subject to the above referenced executed Option Agreement between the Harry A. Moore Trust and Uranium Energy Corp., that upon final execution of the Option Agreement, Uranium Energy Corp. will issue fifty thousand (50,000) shares of Uranium Energy Corp. stock to the Harry A. Moore Trust as additional compensation.

I will contact you in the next few days to make arrangements to review the data. The due diligence period set forth in the Option Agreement is for a period of sixty days (60) from the execution date (9/13/05).

Thank you for your kind assistance in completing the Option Agreement. I look forward to meeting you and reviewing the Trust's drill information.

Sincerely,

/s/ R. RENEAU

Randall R. Reneau
Chief Geologist / Director

(Fax CC: Amir Adnani, CEO)




                   9302 MYSTIC OAKS TRAIL, AUSTIN, TEXAS 78750
                       PH. 512-258-8969, FX. 512-233-2531
                           EMAIL: METHOW@SBCGLOBAL.NET

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                              URANIUM ENERGY CORP.
                              ____________________


    318 Homer Street, Suite 401, Vancouver, British Columbia, Canada, V6B 2V2
                  Phone: (604) 682-9775 and Fax: (604) 682-3591
             _______________________________________________________


September 12, 2005

HARRY A. MOORE TRUST

1924 NW 157th St., Edmond, Oklahoma, U.S.A., 73013
ATTENTION:        MR. TOM WARD

Dear Sir:

Re:      OPTION TO ACQUIRE A 100% INTEREST IN CERTAIN ASSETS OF THE OPTIONOR

         It has been represented to Uranium Energy Corp. (the "Optionee") by Mr. Brad A. Moore that the "Harry A. Moore Trust" (collectively, the "Optionor"), owns certain drill and assay data respecting certain prospective tracts located in Goliad, Waller, Duval and McMullen Counties, Texas, which were previously drilled and/or leased by the Optionor (collectively, the "Assets").

         The purpose of this letter is to summarize the mutual intentions and understandings of the Optionor and the Optionee regarding, among other things, the proposed granting by the Optionor to the Optionee of an option to acquire an undivided 100% legal, beneficial and registerable interest in and to the Assets herein (the "Option"). This letter is a "letter of intent" which summarizes the basis upon which the parties are prepared to negotiate with a view to entering into a binding Option or other form of agreement. This letter, however, does not create a contract or impose obligations on the parties other than as set forth in sections 4, 5 and 6 below provided that it is acknowledged that this letter supersedes and replaces all prior agreements or understandings between the parties hereto.

         It is acknowledged that the Optionee has been provided with certain information which describes the business, assets, financial and operating history and condition and prospects of the Optionor and its Assets (such information is herein referred to, collectively, as the "Disclosure Information"). The transaction summarized in this letter assumes that the Disclosure Information is accurate and complete in all material respects and that the Optionee is relying on such Disclosure Information as a condition of its providing and entering into this letter with the Optionor with respect to its proposed Option.

1.       SUMMARY OF THE OPTION AND TRANSACTION

1.1 OPTION AND PURCHASE PRICE: In order to keep the right and Option granted to the Optionee in respect of the Assets in good standing and in force and effect during the Option period hereof (the "Option Period"); the Option Period being a period of 90 calendar days from the Effective Date (as hereinafter defined and determined) hereof; the Optionee shall be obligated to provide the following

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                                      -2-


non-refundable cash payments (each a "Non-Refundable Payment") and the following final purchase price cash payment (the "Final Purchase Price Payment"; the Non-Refundable Payments and the Final Purchase Price Payment being, collectively, the "Purchase Price" herein) to the Optionor in the following manner prior to the end of the Option Period in this instance:

     (a) Non-Refundable Payments: pay to the order and direction of the Optionor the following Non-Refundable Payments in the aggregate of U.S. $15,000.00 during the Option Period and in the following manner:

          (i) an initial Non-Refundable Payment of U.S. $5,000.00 within two calendar days of the execution date of this letter by the Optionor (the "Effective Date"); and

          (ii) the final Non-Refundable Cash Payment of U.S. $10,000.00 on or before the end of the Optionee's Due Diligence Period (as hereinafter defined and determined); and

     (b) Final Purchase Price Payment: pay to the order and direction of the Optionor a Final Purchase Price Payment in the amount of U.S. $135,000.00 on or before the end of the Option Period.

1.2 TERMINATION OF OPTION: The Option shall terminate upon 10-calendar days' prior written notice being first being provided by the Optionor to the Optionee:

     (a) if the Optionee fails to make any of the required Non-Refundable Payments to the order and direction of the Optionor in accordance with paragraph 1.1(a) hereinabove within the time periods specified in paragraph 1.1(a); or

     (b) if the Optionee fails to make the required Final Purchase Price Payment to the order and direction of the Optionor in accordance with paragraph 1.1(b) hereinabove within the time period specified in paragraph 1.1(b).

1.3 RIGHT OF OPTIONEE TO TERMINATE OPTION: Prior to the exercise of the Option the Optionee may terminate the Option by providing a notice of termination to the Optionor in writing of its desire to do so at least five calendar days prior to its decision to do so. After such five-calendar days' period the Optionee shall have no further obligations, financial or otherwise, under this letter, except that the provisions of section 1.5 hereinbelow shall become immediately applicable to the Optionee upon providing such notice of termination to the Optionor.

1.4 TERMINATION OF OPTION AND NO INTEREST ACQUIRED IN THE ASSETS: If the Option is so terminated in accordance with either of sections 1.2 or 1.3 hereinabove then the Optionee shall have no right, entitlement or interest, legally or equitably, in and to any of the Assets, and the Non-Refundable Payment(s) theretofore made to the Optionor by the Optionee shall continue to be non-refundable for which the Optionee shall have no recourse whatsoever.

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                                      -3-

1.5 OBLIGATIONS UPON TERMINATION OF THE OPTION: If the Option is terminated otherwise than upon the exercise thereof, then the Optionee shall deliver at no cost to the Optionor within 30 calendar days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the interests comprising the Assets and not theretofore already furnished to the Optionor.

1.6 DEEMED EXERCISE OF OPTION: At such time as the Optionee has made each of the required Purchase Price payments in accordance with section 1.1 hereinabove, within the Option Period and the time periods as specified in section 1.1, then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this letter and without any further act required on its behalf, acquired an undivided 100% legal, beneficial and registerable interest in and to the interests comprising the Assets.

2.       DUE DILIGENCE INVESTIGATIONS

2.1 From the Effective Date hereof and for a period of 60 calendar days thereafter the Optionee may conduct due diligence investigations in respect of the Optionor and its Assets (such period in time being the "Optionee's Due Diligence Period" herein). For purposes of such investigations the Optionor will give to the Optionee and its agents and representatives as soon as reasonably practicable after the Effective Date hereof full access to its Assets and all books, records, financial and operating data and other information concerning the Assets as the Optionee and its agents and representatives may reasonably request. If, at any time during the Optionee's Due Diligence Period, the Optionee determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Optionee will notify the Optionor of such fact and thereupon this letter will terminate and the parties hereto will have not further obligations hereunder except the obligations set forth in section 4 below.

3.       NEGOTIATION AND EXECUTION OF DEFINITIVE AGREEMENT

3.1 While the Optionee is conducting the due diligence investigations described in section 2 above the Optionor and the Optionee will negotiate in good faith to complete and execute a definitive agreement and related documentation (collectively, the "Agreement") setting out in detail the terms and conditions of the Option arising herefrom. The Agreement will incorporate the terms and conditions set out in this letter together with all other terms and conditions as the parties or their legal advisors consider necessary or desirable, including standard representations, warranties and covenants, indemnities from the parties relating to such representations, warrants and covenants, and conditions to closing. In particular, and without limiting the generality of the foregoing, the parties shall structure the Option and negotiate the Agreement in a manner which is tax advantageous to each of the parties hereto. If each of the Optionor and the Optionee are satisfied with the results of their due diligence investigations, it is intended that negotiations of the terms of the Agreement and execution of the Agreement will be effective within 60 calendar days of the Effective Date hereof; provided, however, that it is hereby acknowledged that the Agreement may be subject to the prior acceptance of the respective shareholders of parties hereto and such regulatory authorities as may have jurisdiction over the affairs of the parties hereto.

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                                      -4-


4.       TRANSACTION COSTS

4.1 Each of the parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions contemplated hereby. The obligations of the parties under this section 4 will survive the termination of this letter.

5.       CONFIDENTIALITY AGREEMENTS

5.1 As soon as reasonably practicable after the Effective Date and prior to the end of the Option Period the Optionor and the Optionee will use their best efforts to prevent public disclosure or knowledge of the transaction contemplated hereby, without the prior approval of the other, and will maintain the confidentiality of the negotiations regarding such transaction. The foregoing will not restrict or otherwise affect the right of any such party to make or permit any disclosure:

     (a) which, in its opinion, is reasonably necessary or desirable for it to carry out and give full effect to the terms, provisions and intent hereof and the transaction contemplated hereby;

     (b) to consultants, legal advisors, financial institutions, business associates and others provided such disclosure is not intended for broad dissemination to the public;

     (c) in the case of the Optionee, which the legal advisors for the Optionee advise is required or advisable to ensure compliance with applicable securities laws and regulations; or

     (d)  as may be required by law.

6.                EXCLUSIVE DEALING

6.1 As an inducement to the Optionee to proceed with the due diligence investigations and the Non-Refundable Cash Payments described in sections 1 and 2 above and to proceed with the preparation of the Agreement, the Optionor hereby agrees with the Optionee to deal exclusively and in confidence with the Optionee in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of the Optionor to complete the transactions contemplated hereby and, without limitation, hereby agrees and undertakes that, unless consented to in writing by the Optionee, it will not at any time prior to the earlier of the end of the Option Period or the termination of the Option, if applicable, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any disposition of all or any interest in and to any of its Assets.

7.       ASSIGNMENT

7.1 Notwithstanding anything else contained herein, it is acknowledged that the Optionee may assign its rights and obligations herein with respect to the Option or any portion thereof to any other entity, by way of any arrangement including, without limitation, an additional option or joint venture in respect of the development of the Assets, and in such instance the Agreement contemplated by section 3 herein would be negotiated and entered into between the Optionee and such entity.

8.       GENERAL

8.1 OBLIGATIONS: Other than the obligations set forth in sections 4, 5 and 6 above, the parties will not be obligated in any manner with respect to the transaction contemplated hereby (including obligations to negotiate in good faith) unless and until the Agreement is executed by the parties.

8.2 PROPER LAW: This letter of intent will be governed by and construed in accordance with the laws of the State of Nevada. The parties submit to the jurisdiction of the courts of the State of Nevada with respect to any matters arising out of this letter of intent.

8.3 COUNTERPARTS: This letter of intent may be executed in any number of counterparts, by facsimile or otherwise, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

         Please confirm that this letter accurately sets forth your understanding of the terms of the proposed transaction and the other matters discussed herein, by signing a copy of this letter below and returning it to us. Upon our receipt we confirm that we will immediately seek Board approval to the general terms of this letter and move forward with our due diligence investigations respecting the Optionor and its Assets. As the terms and conditions respecting our proposed offer to acquire an Option as set forth in this letter are extremely sensitive and confidential, we confirm that the contents of this letter should not be disclosed to any third party without our prior written approval. In addition, and as we are now ready, willing and able to perform upon the terms contained herein, we confirm that the offer contained in this letter is open for acceptance by the Optionor only until 5:00 p.m. (Vancouver time) on Friday, August 26, 2005, failing the Optionor's acceptance of which our offer and the contents of this letter will be deemed null and void and of no further force and effect whatsoever. In the interim, and while we await the Optionor's response, we remain,

Yours very truly,


URANIUM ENERGY INC.



Per:     /s/ R. RENEAU
         ___________________________
             Authorized Signatory


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                                      -6-


ACCEPTED on this  13  day of September 2005, by the Optionor:
                 ____

Harry A. Moore Trust



Per:   __________________________________
       Michele Hughes, Co-Trustee



       __________________________________
       T. H. Ward, Jr., Co-Trustee